Exhibit 99.25(a)(1)

CERTIFICATE OF TRUST

OF

AAM/WILSHIRE INFRASTRUCTURE FUND

This Certificate of Trust of AAM/Wilshire Infrastructure Fund (the “Trust”) has been duly executed and is being filed on behalf of the Trust by the undersigned, as sole trustee, to form a statutory trust pursuant to the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”):

1.	Name. The name of the statutory trust is AAM/Wilshire Infrastructure Fund.

2.	Registered Office; Registered Agent. The business address of the registered office of the Trust is 1209 Orange Street, Wilmington, DE 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.	Investment Company. Notice is hereby given that the Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	Effective Date. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust as of February 26, 2025.

/s/ Rita Dam
By: Rita Dam
Title: Trustee